Seer Appoints Nicolas Roelofs to its Board of Directors

REDWOOD CITY, Calif. Aug. 14, 2024 – Seer, Inc. (Nasdaq: SEER), a leading life sciences company commercializing a disruptive new platform for proteomics, today announced it has appointed Dr. Nicolas Roelofs to serve on its Board of Directors.

“Nick is a fantastic addition to our board, bringing over 35 years of broad operational and advisory experience with leading healthcare, life science tools, and diagnostics companies,” said Omid Farokhzad, Chair and CEO of Seer. “His extensive experience and insights will be valuable as we advance our mission of opening up a new gateway to the proteome.”

“I’m excited to work with the Seer team and leverage my experience in the life science tools industry to drive their next phase of growth,” said Dr. Roelofs. “Seer uniquely enables deep, unbiased proteomic analysis at a scale, speed, and robustness previously not possible, and I believe they are at the leading edge of the expanding proteomics market. I look forward to sharing my insights and experience to help accelerate the adoption of the Proteograph Product Suite and transform our understanding of the proteome.”

Dr. Roelofs previously served as the President of the Life Sciences Group at Agilent Technologies, Group Operations Officer for the Life Sciences Division of Bio-Rad Inc., and Chief Operating Officer at Stratagene Inc. He has previously served on the boards of several public and private companies including Olink Holding AB. Dr. Roelofs currently serves as chairman of Sengenics Corporation LLC, a board member of Velsera, LGC Group, and an advisory board member of 908 Devices Inc.

Dr. Roelofs holds a doctorate in organic chemistry from University of Nevada, Reno, a master’s degree in organic chemistry from Iowa State University, and a bachelor’s degree in chemistry, biology, and German from Simpson College.

About Seer

Seer is a life sciences company developing transformative products that open a new gateway to the proteome. Seer’s Proteograph Product Suite is an integrated solution that includes proprietary engineered nanoparticles, consumables, automation instrumentation and software to perform deep, unbiased proteomic analysis at scale in a matter of hours. Seer designed the Proteograph workflow to be efficient and easy to use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution that can be incorporated by nearly any lab. Seer’s Proteograph Product Suite is for research use only and is not intended for diagnostic procedures. For more information, please visit www.seer.bio.

Investor Contact:

Carrie Mendivil

investor@seer.bio

Media Contact:

Patrick Schmidt

pr@seer.bio